                                                               Exhibit 10(i)B(1)











                              AMENDED AND RESTATED
                                CREDIT AGREEMENT


                            dated as of July 3, 2002


                                      among


                             59TH STREET CORPORATION
                                   as Borrower


                                       and


                             VORNADO LENDING L.L.C.,
                    (formerly known as Vornado Lending Corp.)
                                    as Lender

                                TABLE OF CONTENTS

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                                                                           ----
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ARTICLE I.     DEFINITIONS AND ACCOUNTING TERMS.......................       1

      SECTION 1.01.    Certain Defined Terms..........................       1

      SECTION 1.02.    Computation of Time Periods....................       9

      SECTION 1.03.    Accounting Terms...............................       9

ARTICLE II.    AMOUNTS AND TERMS OF THE ADVANCES......................       9

      SECTION 2.01.    Intentionally Omitted..........................       9

      SECTION 2.02.    Repayment......................................       9

      SECTION 2.03.    Prepayments....................................       9

      SECTION 2.04.    Interest.......................................       9

      SECTION 2.05.    Increased Costs................................      10

      SECTION 2.06.    Payments and Computations......................      10

      SECTION 2.07.    Taxes..........................................      11

      SECTION 2.08.    Payment of Certain Costs and Expenses..........      12

      SECTION 2.09.    Use of Proceeds................................      13

ARTICLE III.   CONDITIONS OF LENDING..................................      13

      SECTION 3.01.    Intentionally Omitted..........................      13

ARTICLE IV.    REPRESENTATIONS AND WARRANTIES.........................      13

      SECTION 4.01.    Representations and Warranties of the Borrower.      13

ARTICLE V.     COVENANTS..............................................      16

      SECTION 5.01.    Affirmative Covenants of the Borrower..........      16

      SECTION 5.02.    Negative Covenants.............................      19

      SECTION 5.03.    Reporting Requirements.........................      22

      SECTION 5.04.    Covenants of the Lender........................      23

ARTICLE VI.    SPECIAL PROVISIONS.....................................      24

      SECTION 6.01.    Condemnation and Casualty......................      24

      SECTION 6.02.    Payment of REIT Dividends......................      25

ARTICLE VII.   EVENTS OF DEFAULT......................................      25

      SECTION 7.01.    Events of Default..............................      25

ARTICLE VIII.  MISCELLANEOUS..........................................      27

      SECTION 8.01.    Amendments, Etc................................      27

      SECTION 8.02.    Notices, Etc...................................      28

      SECTION 8.03.    No Waiver; Remedies............................      29

      SECTION 8.04.    Costs, Expenses................................      29

      SECTION 8.05.    Merger.........................................      30

      SECTION 8.06.    Binding Effect.................................      30

      SECTION 8.07.    Lender's Discretion............................      30

      SECTION 8.08.    Participations.................................      30

      SECTION 8.09.    Governing Law..................................      31

      SECTION 8.10.    Execution in Counterparts......................      31

      SECTION 8.11.    Waiver of Jury Trial...........................      31

      SECTION 8.12.    Jurisdiction...................................      31

      SECTION 8.13.    Continuing Enforcement.........................      32


Schedule I        -     Properties
Schedule II             Conflicts under Loan Documents
Schedule III            Required Authorizations
Schedule IV             Disclosed Litigation
Schedule V(a)           Environmental Non-Compliance
Schedule V(b)           Environmental Reports
Schedule VI             Defaults under Material Agreements
Schedule VII            Non-compliance with Laws

Exhibit A         -     Form of Note
Exhibit B-1       -     Form of Guaranty
Exhibit B-2       -     Form of Guaranty
Exhibit C         -     Form of Non-Disturbance Agreement
Exhibit D         -     Form of Mortgage
Exhibit E         -     Form of Assignment of Collateral Account and Security
                        Agreement
Exhibit F         -     Form of Deposit Account Control Agreement
Exhibit G         -     Form of Pledge Agreement

      AMENDED AND RESTATED CREDIT AGREEMENT ("CREDIT AGREEMENT") dated as of July 3, 2002 by and between 59th Street Corporation, a Delaware corporation ("59th Street Corp." or the "Borrower"), as borrower, and Vornado Lending L.L.C., a New Jersey limited liability company (the "Lender"), as lender.

      (1) WHEREAS, Alexander's Inc., a Delaware corporation ("ALEXANDER'S") and Lender entered into that certain Credit Agreement, dated as of October 20, 1999 (as heretofore amended, the "ORIGINAL CREDIT AGREEMENT"), pursuant to which Lender advanced to Alexander's the amount of Fifty Million and 00/100 Dollars ($50,000,000.00);

      (2) WHEREAS, Alexander's has requested that Lender release Alexander's from its obligations as borrower under the Original Credit Agreement and accept Borrower as the substitute borrower thereunder;

      (3) WHEREAS, the outstanding principal amount under the Original Credit Agreement has been reduced by $10,000,000 and such $10,000,000 is now secured by the Credit Agreement and other related documents being entered into by Alexander's with Lender simultaneously herewith in the amount of $35,000,000;

      (4) WHEREAS, the Lender is willing to release Alexander's and accept Borrower's assumption of the obligations of Alexander's under the Original Credit Agreement, in the reduced amount of $40,000,000, upon the terms and conditions set forth herein;

      NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties hereto hereby agree as follows:

      A. Effective as of the date hereof, Alexander's is hereby released from its obligations under the Original Credit Agreement and Borrower hereby assumes such obligations, as amended and restated herein, in the reduced, current outstanding principal amount of $40,000,000;

      B. Effective as of the date hereof, the Original Credit Agreement is hereby restated and amended in its entirety and 59th Street Corp. is substituted as borrower thereunder as set forth below.


                                   ARTICLE I.

                        DEFINITIONS AND ACCOUNTING TERMS

      SECTION 1.01. Certain Defined Terms. As used in this Credit Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

      "59th Street Property" means the Property designated on Schedule I to this Credit Agreement as the "59th Street Property."

      "Affiliate" means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term "control" (including the terms "controlling," "controlled by" and "under common control with") of a Person means the possession, direct or indirect, of the power to vote 20% or more of the Voting Stock of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by contract or otherwise.

      "Assignment of Collateral Account and Security Agreement" means the Assignment of Collateral Account and Security Agreement, substantially in the form of Exhibit E hereto.

      "Borrower" has the meaning specified in the recital of parties to this Credit Agreement.

      "Business Day" means each Monday, Tuesday, Wednesday, Thursday and Friday on which banks are not required or authorized to close in New York City.

      "Capitalized Leases" has the meaning specified in clause (e) of the definition of Debt.

      "Cash Collateral Account" has the meaning specified in Section 6.01.

      "Cash Collateral Agreement" has the meaning specified in Section 6.01.

      "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as the same may be amended from time to time.

      "Closing Date" means July 3, 2002.

      "Code" means the Internal Revenue Code of 1986, as amended.

      "Collateral" means all "Collateral" referred to in the Collateral Documents and all other property that is subject to any Lien in favor of the Lender.

      "Collateral Documents" means collectively each Guaranty, Mortgage, Pledge Agreement and the Lockbox Documents.

      "Confidential Information" means information that the Borrower furnishes to the Lender on a confidential basis, but does not include any such information that is or becomes generally available to the public other than as a result of a breach by the Lender of its obligations hereunder or that is or becomes available to the Lender from a source other than the Borrower that is not, to the best of the Lender's knowledge, acting in violation of a confidentiality agreement with the Borrower.

      "Consolidated" refers to the consolidation of accounts in accordance with GAAP.

      "Construction Loan" shall have the meaning given to such term in Section 5.01(m) hereof.

      "Debt" of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all Obligations of such Person for the deferred purchase price of property or services (other than trade payables not overdue by more than 60 days incurred in the ordinary course of such Person's business), (c) all Obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all Obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases ("Capitalized Leases"), (f) all Obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities, (g) all Debt of others referred to in clauses (a) through (f) above guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (i) to pay or purchase such Debt or to advance or supply funds for the payment or purchase of such Debt, (ii) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Debt or to assure the holder of such Debt against loss, (iii) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (iv) otherwise to assure a creditor against loss, and (h) all Debt referred to in clauses (a) through (f) above secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt.

      "Default" means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

      "Default Rate" means 4% per annum above the rate per annum required to be paid on the Loan pursuant to Section 2.04(a).

      "Deposit Account Control Agreement" means the Control Agreement for Notification and Acknowledgement of Security Interest in Deposit Accounts substantially in the form of Exhibit F hereto.

      "Disclosed Litigation" means the matters described on Schedule IV hereto.

      "Environmental Action" means any administrative, regulatory or judicial action, suit, demand, demand letter, claim, notice of non-compliance or violation, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law or any Environmental Permit including, without limitation, (a) any written claim by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any Environmental Law and
      (b) any written claim by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment.

      "Environmental Law" means any applicable federal, state or local law, rule, regulation, order, writ, judgment, injunction, decree, determination or award relating to the environment, health, safety or Hazardous Materials.

      "Environmental Permit" means any permit, approval, identification number, license or other authorization required under any Environmental Law.

      "Events of Default" has the meaning specified in Section 7.01.

      "Existing Debt" means Debt of the Borrower outstanding immediately before the time of execution of this Credit Agreement.

      "Flushing Property" means the ground leasehold estate on the Property designated on Schedule I to this Credit Agreement as the "Flushing Property."

      "GAAP" has the meaning specified in Section 1.03.

      "Guarantor" means each of Alexander's, Inc., Alexander's of Rego Park II, Inc., Alexander's of Rego Park III, Inc., Alexander's of Third Avenue, Inc., and Alexander's of Flushing, Inc. and subsequent assignees thereof and any other Person who shall execute a Guaranty after the date hereof.

      "Guaranty" means the Guaranty as to Alexander's, substantially in the form of Exhibit B-1 to this Credit Agreement, and in the case of each other Guarantor, substantially in the form of Exhibit B-2 to the Credit Agreement, as amended from time to time, duly executed as of the Closing Date by each Guarantor.

      "Hazardous Materials" means (a) petroleum or petroleum products, natural or synthetic gas, asbestos in any form that is friable, urea formaldehyde foam insulation and radon gas, (b) any substances defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," "contaminants" or "pollutants," or words of similar import, under any Environmental Law and
      (c) any other substance exposure to which is regulated under any Environmental Law.

      "Indemnified Party" has the meaning specified in Section 8.04(b).

      "Interest Rate" means a rate equal to the one-year treasury bill rate (the "Base Rate") as of March 15, 2002 plus 9.48%, such rate to be reset quarterly (i.e., on June 15, September 15, December 15 and March 15) to equal the Base Rate as of the reset date plus 9.48%; provided, however, that if the one-year treasury bill rate as of any reset date is less than 3%, the Base Rate for purposes of such reset shall be 3%.

      "Leasing Agreement" means (a) that certain 59th Street Real Estate Retention Agreement, dated as of the date hereof, among Vornado Realty Trust and the Borrower as amended from time to time, and (b) that certain Real Estate Retention Agreement dated July, 1992 between Vornado, Inc., Alexander's and certain other parties as amended by Amendment to Real Estate Retention Agreement, dated as of the date hereof.

      "Lender's Account" means an account of or specified by the Lender and, until the Lender shall notify the Borrower of a change in such account, shall mean the account of Vornado Lending L.L.C. maintained at Fleet Bank (Account No. 9403934589).

      "Lien" means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.

      "Loan" means the loan from Lender to Borrower in the amount of $40,000,000 evidenced by this Credit Agreement.

      "Loan Documents" means this Amended and Restated Credit Agreement, the Amended and Restated Note, the Collateral Documents and the Guaranty and any other documents executed by any Loan Party in connection with the Loan.

      "Loan Obligations" means all amounts due and payable to the Lender under the Loan Documents.

      "Loan Parties" means the Borrower, each Guarantor, and each Mortgagor.

      "Lockbox Documents" means collectively, that certain Assignment of Collateral Account and Security Agreement and that certain Deposit Account Control Agreement, each dated on or about the date hereof.

      "Major Lease" means any lease at Property (i) for an entire free-standing building, including without limitation a building to be constructed, (ii) for over 10,000 rentable square feet, or (iii) with an anchor tenant.

      "Management Agreement" means (a) that certain 59th Street Management and Development Agreement, dated as of the date hereof, between 731 Residential LLC, 731 Commercial LLC and Vornado Management Corp., as amended from time to time, and (b) that certain Amended and Restated Management Agreement dated as of the date hereof between Alexander's and Vornado Management Corp., as amended from time to time.

      "Material Adverse Change" means any material adverse change in the business, financial condition, operations, performance or properties of the Borrower and the Loan Parties taken as a whole.

      "Material Adverse Effect" means a material adverse effect on (a) the business, financial condition, operations, performance or properties of the Borrower and the Loan Parties taken as a whole, (b) the rights and remedies of the Lender under any Loan Document or related Document or (c) the ability of any Loan Party to perform its Obligations under any Loan Document or related Document to which it is or is to be a party.

      "Maturity Date" means the earlier of (i) January 3, 2006 and (ii) the date on which the Construction Loan is paid in full.

      "Mortgage" or "Mortgages" means one or more mortgages, in substantially the form of Exhibit D to this Credit Agreement and covering all or any of the Properties, as the same may be amended from time to time, duly executed by the applicable Mortgagor in favor of Lender.

      "Mortgagor" means the Alexander's of Rego Park II, Inc., Alexander's of Rego Park III, Inc., Alexander's of Third Avenue or other mortgagor under a Mortgage, provided that any Mortgagor shall cease to be a Mortgagor upon the release or satisfaction of that Mortgagor's mortgage.

      "Note" or "Notes" means, collectively, the promissory notes of the Borrower payable to the order of the Lender, in substantially the form of Exhibit A hereto, as amended from time to time, evidencing the indebtedness of the Borrower to the Lender resulting from the Loan made by the Lender.

      "Obligation" means, with respect to any Person, any obligation of such Person of any kind, including, without limitation, any liability of such Person on any claim, whether or not the right of any creditor to payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured or unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any proceeding referred to in Section 7.01(f). Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Loan Documents include (a) the obligation to pay principal, interest, charges, expenses, fees, reasonable attorneys' fees and disbursements, indemnities and other amounts payable by any Loan Party under any Loan Document and (b) the obligation to reimburse any amount in respect of any of the foregoing that the Lender, in accordance with the terms of the applicable Loan Document, may elect to pay or advance on behalf of such Loan Party.

      "Other Taxes" has the meaning specified in Section 2.07(b).

      "Other Vornado Loans" means, collectively (i) that certain loan in the principal amount of $20,000,000 evidenced by a Credit Agreement dated as of even date herewith from Lender, as lender to Alexander's, as borrower;
      (ii) that certain loan in the principal amount of $35,000,000 evidenced by a Credit Agreement dated as of even date herewith from Lender, as lender, to Alexander's, as borrower; (iii) that certain credit line in the maximum principal amount of $50,000,000 evidenced by an Amended and Restated Credit Line Agreement dated as of even date herewith, from Lender, as lender, to Alexander's, as borrower; and (iv) the Reimbursement Facility.

      "Participant" has the meaning set forth in Section 8.08.

      "Permitted Encumbrances" has the meaning specified in the Mortgages.

      "Permitted Liens" means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced: (a) Liens for taxes, assessments and governmental charges or levies not yet due and payable; (b) Permitted Encumbrances; (c) with respect to any real property acquired by Borrower, Alexander's or any Subsidiary or Affiliate of Borrower or Alexander's after the date hereof, liens to which such property is subject as of the date of such acquisition, purchase money mortgages or other similar purchase liens and liens in favor of lenders providing construction or development financing in connection with such property provided, that all proceeds of such financings are used for construction or development of such property or the retirement of Existing Debt secured by one or more liens on such property; (d) Liens permitted to be incurred by Borrower pursuant to the terms of this Credit Agreement; (e) Liens in connection with taxes being contested in good faith in compliance with this Credit Agreement; (f) Liens securing the Construction Loan; and (g) any renewal or replacement of any Lien permitted pursuant to the foregoing clauses (a) through (g), inclusive, provided that any such renewal or replacement Lien secures Debt in an amount not in excess of the Debt secured by the Lien so renewed or replaced, provided, however, that notwithstanding the foregoing, the Lender shall not be required to subordinate to any Lien pursuant to this clause except as otherwise provided in this Credit Agreement.

      "Permitted Related Owner" means any of (a) any Subsidiary now existing or hereafter created all shares of issued and outstanding capital stock of which are owned by Alexander's or (b) a corporation (x) 90% or more of the economic interests of which shall be held by Alexander's through the ownership of shares of preferred and/or common stock of such corporation and (y) 10% or less of the economic interests of which shall be held by an entity reasonably satisfactory to the Lender through the ownership of shares of common and/or preferred stock of such corporation; provided that such Subsidiary or corporation enters into a guaranty substantially in the form of the Guaranty pursuant to which it guarantees the obligations of the Borrower under the Notes, the obligations of Alexander's under its Guaranty or (c) 731 Commercial LLC, 731 Residential LLC, 731 Commercial Holding LLC and 731 Residential Holding LLC. The conditions regarding share ownership set forth in clauses (x) and (y) above may be varied to the extent necessary for any income received by Alexander's to be described in Section 856(c)(2) of the Code or for Alexander's to continue to qualify as a REIT.

      "Person" means an individual, partnership, limited liability company, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

      "Pledge Agreement" means that certain Amended and Restated Pledge Agreement substantially in the form of Exhibit G hereto.

      "Prepayment Date" has the meaning specified in Section 2.03.

      "Properties" means the properties listed on Schedule I to this Credit Agreement and any real property acquired by the Borrower or any Mortgagor after the Closing Date.

      "Rego Park II Property" means the Property designated on Schedule I to this Credit Agreement as the "Rego Park II Property".

      "Rego Park III Property" means the Property designated on Schedule I to this Credit Agreement as the "Rego Park III Property".

      "Reimbursement Facility" means the credit facility evidenced by the Reimbursement Agreement, dated the date hereof, by and among Alexander's, Inc., 731 Commercial LLC and 731 Residential LLC, as Obligor, and Vornado Realty, L.P.

      "REIT" means an entity described in Section 856(a) of the Code and entitled to the benefits of Section 857(a) of the Code.

      "Secured Debt" means any Debt of the Borrower incurred after the Closing Date that is secured by any of the Properties and/or the Collateral and that otherwise contains terms and conditions satisfactory to the Lender.

      "Subordinate Debt" means any Debt of the Borrower that is subordinated to the Loan Obligations under the Loan Documents on, and that otherwise contains, terms and conditions satisfactory to the Lender.

      "Subsidiary" means, with respect to the Borrower, any corporation of which more than 50% of the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned or controlled by the

      Borrower, by the Borrower and one or more of its other Subsidiaries or by one or more of the Borrower's other Subsidiaries.

      "Taxes" has the meaning specified in Section 2.07(a).

      "Third Avenue Property" means the Property designated in Schedule I to this Credit Agreement as the "Third Avenue Property".

      "Voting Stock" means capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency.

      SECTION 1.02. Computation of Time Periods. In this Credit Agreement in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each mean "to but excluding".

      SECTION 1.03. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles consistent with those applied in the preparation of the financial statements referred to in Section 4.01(f) ("GAAP").

                                  ARTICLE II.

                        AMOUNTS AND TERMS OF THE ADVANCES

      SECTION 2.01. Intentionally Omitted.

      SECTION 2.02. Repayment. The Borrower shall repay to the Lender the aggregate principal amount of the Loan and all other Loan Obligations on the Maturity Date or on such earlier date as the Loan Obligations become due as provided in the Loan Documents.

      SECTION 2.03. Prepayments. The Borrower may, upon at least two (2) days' notice to the Lender prepay all or any portion of the outstanding principal amount of the Loan, together with (i) accrued interest to the date of such prepayment on the principal amount prepaid and (ii) if the entire outstanding principal amount of the Loan is repaid, all other accrued and unpaid amounts due hereunder or under any other Loan Document.

      SECTION 2.04. Interest. (a) Ordinary Interest. The Borrower shall pay interest on the unpaid principal amount of the Loan owing to the Lender from the Closing Date, until such principal amount shall be paid in full, payable in arrears on the fifteenth day of each month (each an "Interest Payment Date") at a rate per annum equal to the Interest Rate, but in no event shall the Loans be repaid later than the Maturity Date.

      (b) Default Interest. From and after the Maturity Date and upon the occurrence and during the continuance of an Event of Default specified in
Section 7.01 of this Credit Agreement, the Borrower shall pay interest on (i) the unpaid principal amount of the Loan and

(ii) the amount of any interest, fee or other amount due and payable hereunder which is not paid when due, from the date such amount shall be due until such amount shall be paid in full, in either clause (i) or (ii) payable immediately on the Maturity Date or on demand after such occurrence and during such continuance, at a rate per annum equal at all times to the Default Rate.

      (c) Late Charges. In the event any payment of principal or any interest is not made within five (5) days after the date on which such amount first becomes due and payable, the Lender may, at its option, require the Borrower to make an additional payment to the Lender as a late charge in an amount equal to 5% of such overdue amount.

      SECTION 2.05. Increased Costs. If, with respect to any assignee of the Lender or a Participant that is a bank (a "Bank Lender"), due to either (i) the introduction of or any change in or in the interpretation of any law or regulation (other than a law or regulation relating to taxes) or (ii) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the amount of capital required by such Bank Lender or authority to be maintained by such Bank Lender or any corporation controlling Bank Lender as a result of or based upon the existence of Bank Lender's commitment to lend hereunder then, upon demand by Bank Lender, the Borrower shall pay to Bank Lender, from time to time as reasonably specified by Bank Lender, additional amounts sufficient to compensate Bank Lender in the light of such circumstances, to the extent that Bank Lender reasonably determines such increase in capital to be allocable to the existence of the Loan.

      SECTION 2.06. Payments and Computations. (a) The Borrower shall make each payment required to be made hereunder and under the Notes not later than 11:00 A.M., New York City time, on the day when due in U.S. dollars to the Lender at the Lender's Account in immediately available (same day) funds.

      (b) All computations of interest and fees shall be made by the Lender on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fees are payable. Each determination by the Lender of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

      (c) Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest.

      (d) The Borrower covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any usury or similar law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Credit Agreement, the Notes or the other Loan Documents; and the Borrower (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law and covenants that it will not hinder, delay or impede the execution of any power herein granted to the Lender, but will suffer and permit the execution of every such power as though no such law had been enacted. It is the intent of the Lender and the Borrower in the execution of the Notes, this Credit Agreement and all other instruments now or hereafter securing the Notes or executed in connection therewith or under any other written or oral agreement by the Borrower in favor of the Lender to contract in strict compliance with applicable usury law. In furtherance thereof, the Lender and the Borrower stipulate and agree that none of the terms and provisions contained in the Notes, this Credit Agreement or any other instrument securing the Notes or executed in connection herewith, or in any other written or oral agreement by the Borrower in favor of the Lender, shall ever be construed to create a contract to pay for the use, forbearance or detention of money, interest at a rate in excess of the maximum interest rate permitted to be charged by applicable law. Neither the Borrower nor any guarantors, endorsers or other parties now or hereafter becoming liable for payment of the Notes shall ever be required to pay interest on the Notes or on indebtedness arising under any instrument securing the Notes or executed in connection therewith, or in any other written or oral agreement by the Borrower in favor of the Lender, at a rate in excess of the maximum interest that may be lawfully charged under applicable law, and the provisions of this Section 2.06(d) shall control over all other provisions of the Notes, this Credit Agreement and any other instruments now or hereafter securing the Notes or executed in connection herewith or any other oral or written agreements that may be in apparent conflict herewith. The Lender expressly disavows any intention to charge or collect excessive unearned interest or finance charges in the event the maturity of the Notes is accelerated. If the maturity of the Notes shall be accelerated for any reason or if the principal of the Notes is paid prior to the end of the term of the Notes, and as a result thereof the interest received for the actual period of existence of the Loan exceeds the applicable maximum lawful rate, the Lender shall, at its option, either refund to the Borrower the amount of such excess or credit the amount of such excess against the principal balance of the Notes then outstanding and thereby shall render inapplicable any and all penalties of any kind provided by applicable law as a result of such excess interest. In the event that the Lender shall collect monies and/or any other thing of value that are then or at any time deemed to constitute interest that would increase the effective interest rate on the Notes to a rate in excess of that permitted to be charged by applicable law, an amount equal to interest in excess of the lawful rate shall, upon such determination, at the option of the Lender, be either immediately returned to the Borrower or credited against the principal balance of the Notes then outstanding, in which event any and all penalties of any kind under applicable law as a result of such excess interest shall be inapplicable. By execution of this Credit Agreement, the Borrower acknowledges that it believes the Loan to be non-usurious and agrees that if, at any time, the Borrower should have reason to believe, that the Loan is in fact usurious, it will give the Lender notice of such condition and the Borrower agrees that the Lender shall have ninety (90) days after receipt of such notice in which to make appropriate refund or other adjustment in order to correct such condition if in fact such exists.

      SECTION 2.07. Taxes. (a) Any and all payments by the Borrower hereunder or under the Notes shall be made, in accordance with this Section 2.07, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings other than (i) net income taxes, franchise taxes and similar taxes imposed on the Lender or a Participant, (ii) any tax, assessment or other governmental charge that would not have been imposed but for the failure of the Lender or a purchaser of all or a portion of the Lender's or a Participant's rights and obligations under this Credit Agreement to comply with any certification, identification or other reporting requirements concerning the nationality, residence, identity or connection with the United States of the Lender or a Participant, if compliance is required by statute or by regulation of the United States Treasury Department as a precondition to exemption from such tax, assessment or other governmental charge, (iii) any tax, assessment or other governmental charge that would not have been imposed but for either (a) a sale or other transfer of all or a portion of the Lender's or a Participant's rights and obligations under this Credit Agreement to a Person that is not an entity that is treated as a corporation organized or created under the laws of the United States or of any State for U.S. federal tax purposes or (b) Lender's merger or consolidation with, or transfer of substantially all of its assets to, another entity, and
(iv) any tax, assessment or other governmental charge that would not have been imposed but for any present or former connection between the Lender or a Participant (or a shareholder of the Lender or a Participant) and the jurisdiction imposing such tax, assessment or other governmental charge, including, without limitation, the Lender or a Participant's being or having been a citizen or resident of, present or engaged in a trade or business in, such jurisdiction, but excluding a connection arising solely as a result of the Lender's having entered into, received payments under and enforced this Credit Agreement (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes"). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under the Notes to the Lender, (i) the sum payable shall be increased as may be necessary so that after making all required deductions for Taxes (including deductions ("Additional Taxes") applicable to additional sums payable pursuant to this sentence), the Lender receives an amount equal to the sum it would have received had no such deductions been made,
(ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

      (b) In addition, the Borrower shall pay any present or future stamp, documentary, excise, property or similar taxes, charges or levies that arise from any payment made hereunder or under the Notes or from the execution, delivery or registration of, or otherwise with respect to, this Credit Agreement or the Notes (hereinafter referred to as "Other Taxes").

      (c) The Borrower shall indemnify the Lender for the full amount of Taxes, and Other Taxes, paid by the Lender and any liability (including penalties, additions to tax, Additional Taxes, interest and expenses) arising therefrom or with respect thereto except as may arise as a result of the Lender's gross negligence or willful misconduct.

      (d) Within 30 days after the date of any payment of Taxes, the Borrower shall furnish to the Lender, at its address referred to in Section 8.02, the original receipt of payment thereof or a certified copy of such receipt.

      (e) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 2.07 shall survive the payment in full of principal and interest hereunder and under the Note.

      SECTION 2.08. Payment of Certain Costs and Expenses. The Borrower shall pay to the Lender within five (5) days after demand therefor all reasonable costs and expenses (including reasonable attorneys' fees and disbursements) incurred by the Lender in connection with (i) the approval of any lease, (ii) the preparation, negotiation and execution of any non-disturbance agreement requested for any lease, (iii) review and approval of any plans, construction contracts or any other documents relating to construction or development of a Property; and (iv) the assignment of any liens of the Mortgages.

      SECTION 2.09. Use of Proceeds. The proceeds of the Loan shall be available (and the Borrower agrees that it shall use such proceeds) only to provide working capital for the Borrower and its Subsidiaries.

                                  ARTICLE III.

                              CONDITIONS OF LENDING

      SECTION 3.01. Intentionally Omitted.



                                  ARTICLE IV.

                         REPRESENTATIONS AND WARRANTIES

      SECTION 4.01. Representations and Warranties of the Borrower. The Borrower represents and warrants as follows:

      (a) Each Loan Party that is a corporation (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of its incorporation, (ii) is duly qualified and in good standing as a foreign corporation in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed except where the failure to so qualify or be licensed is not reasonably likely to have a Material Adverse Effect and (iii) has all requisite corporate power and authority to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted.

      (b) Each Loan Party that is a partnership or a limited liability company
(i) is a partnership or a limited liability company duly formed and validly existing under the laws of the State of its formation, (ii) is duly qualified in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed except where the failure to so qualify or be licensed is not reasonably likely to have a Material Adverse Effect and (iii) has all requisite partnership or limited liability company power and authority to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted.

      (c) The execution, delivery and performance by each Loan Party of this Credit Agreement, the Notes, each other Loan Document and each related document to which it is or is to be a party, and the consummation of the transactions contemplated herein and therein, are within such Loan Party's corporate, partnership or limited liability company powers, have been duly authorized by all necessary corporate, partnership or limited liability company action, and, to each such Loan Party's knowledge, do not (i) contravene such Loan Party's organizational documents, (ii) violate any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award, except where such violation is not reasonably likely to have a Material

Adverse Effect except as set forth on Schedule II hereof, (iii) except as set forth on Schedule II hereof, conflict with or result in the breach of, or constitute a default under, any contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument binding on or affecting any Loan Party, any of its Subsidiaries or any of their properties, except where such conflict, breach or default is not reasonably likely to have a Material Adverse Effect or
(iv) except for the Liens created by the Collateral Documents result in or require the creation or imposition of any Lien upon or with respect to any of the properties of any Loan Party or any of its Subsidiaries.

      (d) Other than as set forth on Schedule III hereof, no authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for (i) the due execution, delivery, recordation, filing or performance by any Loan Party of this Credit Agreement, the Notes, any other Loan Document or any related document to which it is or is to be a party, or for the consummation of the transactions contemplated hereby, (ii) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (iii) the perfection or maintenance of the Liens created by the Collateral Documents or (iv) the exercise by the Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents.

      (e) This Credit Agreement has been, and the Notes, each other Loan Document and each related document when delivered hereunder will have been, duly executed and delivered by each Loan Party thereto. This Credit Agreement is, and the Notes, each other Loan Document and each related Document when delivered hereunder will be, the legal, valid and binding obligation of each Loan Party thereto, enforceable against such Loan Party in accordance with its terms.

      (f) The Consolidated balance sheet of the Borrower and its Subsidiaries as of March 31, 2002, and the related Consolidated statement of income and cash flows of the Borrower and its Subsidiaries for the fiscal year then ended, and the Consolidated balance sheet of the Borrower, and its Subsidiaries as at March 31, 2002 and the related Consolidated statement of income and cash flows of the Borrower and its Subsidiaries for the nine months then ended, duly certified by the Chairman of the Board of Borrower or any other officer of Borrower, copies of which have been furnished to the Lender, fairly present, subject, in the case of said balance sheet as at March 31, 2002, and said statement of income and cash flows for the nine months then ended, to year-end audit adjustments, the Consolidated financial condition of the Borrower and its Subsidiaries as at such dates and the Consolidated results of the operations of the Borrower and its Subsidiaries for the periods ended on such dates, all in accordance with generally accepted accounting principles applied on a consistent basis. Since March 31, 2002, there has been no Material Adverse Change.

      (g) All financial statements delivered by any Loan Party to the Lender, are true, correct and complete in all material respects, fairly represent such Loan Party's financial condition as of the date hereof and thereof, and no information has been omitted that would make the information previously furnished misleading or incorrect in any material respect.

      (h) To such Loan Party's knowledge, there is no action, suit, investigation, litigation or proceeding affecting any Loan Party not covered by insurance (subject to reasonable deductibles), including any Environmental Action, pending before any court, governmental agency or arbitrator that (i) would be reasonably likely to have a Material Adverse Effect (other than the Disclosed Litigation) or (ii) purports to affect the legality, validity or enforceability of this Credit Agreement, the Notes, any other Loan Document or any Related Document or the consummation of the transactions contemplated hereby, and there has been no adverse change in the status or financial effect on any Loan Party of the Disclosed Litigation from that described on Schedule IV hereof.

      (i) Except as set forth on Schedule V(a) hereof to such Loan Party's knowledge, the operations and properties of each Loan Party and each of its Subsidiaries comply in all material respects with all Environmental Laws, all necessary Environmental Permits have been obtained and are in effect for the operations and properties of each Loan Party and its Subsidiaries, each Loan Party and its Subsidiaries are in compliance in all material respects with all such Environmental Permits, and, no circumstances exist that would be reasonably likely to (i) form the basis of an Environmental Action against any Loan Party or any of its Subsidiaries or any properties described in the Mortgages or the 59th Street Property that could have a Material Adverse Effect or (ii) cause any such property to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law.

      (j) Except as set forth in the environmental reports heretofore delivered to the Lender as set forth on Schedule V(b) hereof, none of the operations and properties of each Loan Party is listed or, to the knowledge of any Loan Party, proposed for listing on the National Priorities List under CERCLA or on the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the Environmental Protection Agency or any analogous state list of sites requiring investigation or cleanup or is adjacent to any such property. Except as would not have a Material Adverse Effect, no underground storage tanks, as such term is defined in 42 U.S.C.Section 6991, are located on any property in violation of applicable Environmental Laws. Except as set forth on the environmental reports heretofore provided to the Lender, the Borrower has no knowledge of any underground storage tank located on any Property adjoining any Property.

      (k) Each Loan Party and each of its Subsidiaries has filed or has caused to be filed all income tax returns (Federal, state and local) required to be filed and has paid all taxes shown thereon to be due, together with applicable interest and penalties. The Borrower is not aware of any material unasserted claims for prior taxes against it for which adequate reserves satisfactory to the Lender have not been established.

      (l) Each Mortgagor, and each of 731 Commercial LLC and 731 Residential LLC has good, marketable and insurable fee simple title to the real property described in the Mortgage executed and delivered by such Mortgagor and the 59th Street Property, as applicable, free and clear of all Liens, other than those disclosed on such Schedule and Liens created or permitted by the Loan Documents.

      (m) Except as set forth on Schedule VI hereof, no Loan Party is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained herein or in any material agreement or instrument to which it is a party or by which it or any of its properties is bound.

      (n) As of the date hereof, there has been no Material Adverse Change since the date of the most recent financial statements provided by the Borrower or such Loan Party to the Lender.

      (o) No Loan Document or other document, certificate or statement furnished to the Lender by or on behalf of the Borrower or any other Loan Party contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein not misleading. It is specifically understood by the Borrower that all such statements, representations and warranties shall be deemed to have been relied upon by the Lender as an inducement to make the Loan to the Borrower.

                                   ARTICLE V.

                                    COVENANTS

      SECTION 5.01. Affirmative Covenants of the Borrower. So long as any portion of the Loan shall remain unpaid, the Borrower will, unless the Lender shall otherwise consent in writing:

      (a) Compliance with Laws, Etc. Comply and cause its Subsidiaries to comply in all respects, with all applicable laws, rules, regulations and orders, except as set forth on Schedule VII hereof, or except where such non-compliance is not likely to have a Material Adverse Effect; and keep, and cause each Subsidiary to keep, at all times in full force and effect all authorizations required for the continued use and operation of the properties of the Borrower except as set forth on such Schedule.

      (b) Payment of Taxes, Etc. Prepare and timely file all federal, state and local tax returns required to be filed by the Borrower and promptly pay and discharge all taxes, assessments and other governmental charges, imposed upon the Borrower or its income or any of its property, and cause each Subsidiary to do so, with respect to real estate taxes, before interest and penalties commence to accrue thereon and, with respect to all other taxes, before they become a Lien upon such property, except for those taxes, assessments and other governmental charges then being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary has maintained adequate reserves and with respect to which (i) there is a not a reasonable likelihood, in the judgment of the Lender, that the Borrower or the Lender shall be subject to any risk of criminal or material civil liability and (ii) there is not a reasonable likelihood, in the judgment of the Lender, that the Borrower's or any of its Subsidiaries' properties shall be subject to the risk, respectively, of forfeiture or impairment, provided, however, that all real estate taxes must be paid when due. The Borrower shall submit to the Lender, upon request, an affidavit signed by the Borrower certifying that all federal, state and local income tax returns have been filed to date and all real property taxes, assessments and other governmental charges with respect to the Borrower's or any Subsidiary's properties have been paid to date.

      (c) Compliance with Environmental Laws. Except as set forth on Schedule V(a) hereof, comply, and cause each of its Subsidiaries and all lessees and other Persons occupying its properties to comply, in all material respects, with all Environmental Laws and Environmental

Permits applicable to its operations and properties, except where the non-compliance with such laws or the absence or non-renewal of such permits is not likely to have a Material Adverse Effect; obtain and renew all Environmental Permits necessary for its operations and properties, except where such non-compliance is not likely to have a Material Adverse Effect; and to the extent and in the timeframe required by applicable Environmental Law conduct, and cause each of its Subsidiaries to conduct, any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, in accordance with the requirements of all Environmental Laws; provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and with respect to which (i) there is no reasonable likelihood of any risk of criminal or material civil liability to the Lender,
(ii) there is no reasonable likelihood that the Borrower's or any of its Subsidiaries' properties or the lien of the Mortgages shall be subject to the risk, respectively, of forfeiture or impairment and (iii) appropriate reserves are being maintained with respect to such circumstances.

      (d) Maintenance of Insurance. Maintain and cause its Subsidiaries to maintain insurance with responsible and reputable insurance companies or associations in such amounts (subject to reasonable deductibles) and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower or such Subsidiary operates.

      (e) Preservation of Corporation, Partnership or Limited Liability Company Existence, Etc. Preserve and maintain, in full force and effect, and cause each Subsidiary, where applicable, to preserve and maintain its corporate, partnership or limited liability company existence, rights (charter and statutory) and franchises and all authorizations and rights material to its business; provided, however, that neither the Borrower nor any Subsidiary shall be required to preserve any right or franchise if the Board of Directors or general partners of the Borrower shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Borrower, or such Subsidiary, as the case may be, and that the loss thereof is not disadvantageous in any material respect to the Borrower or such Subsidiary or the Lender.

      (f) Inspection Rights. At any reasonable time and from time to time, in each case upon reasonable prior notice, and at such times as shall not unreasonably disrupt tenants, permit the Lender or any agents or representatives thereof, to examine, audit and make copies of and abstracts from the records and books of account of, and visit the properties of, the Borrower, and any Subsidiary and to discuss the affairs, finances and accounts of, the Borrower or any Subsidiary with any of their officers or directors and with their independent certified public accountants.

      (g) Keeping of Books. Keep and cause each Subsidiary to keep proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Borrower and each such Subsidiary in accordance with generally accepted accounting principles in effect from time to time consistently applied.

      (h) Compliance with Terms of Lease Agreements. Perform, and cause each Subsidiary to perform, timely all of the obligations, covenants and agreements of the landlord contained in any lease now or hereafter affecting any of the Properties and require the timely performance by the tenant of all of the obligations, covenants and agreements to be performed by such tenant.

      (i) Approval of Leases. The Borrower shall not and shall cause each Subsidiary not to lease space at any of the Properties without the Lender's consent, which consent shall not unreasonably be withheld, provided, however, that no such consent of Lender shall be required for any lease of 10,000 square feet or less unless (i) such lease requires the Lender to provide a non-disturbance agreement to the lessee or (ii) such lease is not on commercially reasonable terms. It is hereby expressly acknowledged and agreed by the Lender that all leases at any Property identified on the certified rent roll delivered to the Lender prior to the date hereof are and shall be deemed to be approved.

      (j) Transactions with Affiliates. Conduct, and cause each of its Subsidiaries to conduct, all transactions otherwise permitted under the Loan Documents with any of their Affiliates or any Permitted Related Owners on terms that are fair and reasonable and no less favorable to the Borrower or such Subsidiary than it would obtain in a comparable arm's-length transaction with a Person not an Affiliate. Transactions with the Lender, Vornado Realty Trust and any of its Affiliates pursuant to agreements existing as of the date hereof among Borrower or its Subsidiaries and Vornado Realty Trust and its Affiliates are approved.

      (k) Maintenance of Properties. Maintain or cause to be maintained the Properties and all other items constituting Collateral.

      (l) Compliance with Loan Documents. Comply and cause each Loan Party to comply with all of its covenants set forth in each of the Loan Documents.

      (m) After Acquired Properties. Subject to the requirements of (i) liens existing at the time of acquisition, (ii) purchase money mortgage liens and
(iii) liens in connection with construction or development financing which construction or development financing is reasonably acceptable to the Lender, grant to the Lender a valid mortgage lien on, or spread the lien of a Mortgage to encumber, any real property acquired by Borrower or any Subsidiary after the date hereof. Reference is made to that certain Building Loan Agreement, dated as of July 3, 2002 (the "Building Loan Agreement"), by and among 731 Commercial LLC and 731 Residential LLC and Bayerische Hypo-und Vereinsbank, AG (the "Bank"), that certain Project Loan Agreement, dated as of July 3, 2002 (the "Project Loan Agreement"), and that certain Supplemental Loan Agreement, dated as of July 3, 2002 (the "Supplemental Loan Agreement" and together with the Building Loan Agreement and the Project Loan Agreement, the "Loan Agreements") pursuant to which the Bank will lend to 731 Commercial LLC and 731 Residential LLC a maximum of $_____ million (the "Construction Loan") for the purposes of funding the cost of constructing a ___ square foot mixed residential/office/retail building at the property known as 731 Lexington Avenue, New York, New York (the "Project"). It is understood and agreed that so long as the Construction Loan (and any refinancing thereof that has been approved by Lender and that does not permit a mortgage in favor of Lender to be granted with respect to the 59th Street Property) shall remain outstanding, no such mortgage shall be required with respect to the 59th Street Property.

      (n) Trust Fund. In compliance with Section 13 and Article 3-A of the Lien Law of the State of New York, receive all proceeds of the Loan and hold the right to receive all such proceeds as a trust fund to be used first for the purpose of paying the cost of improvement, and apply all such proceeds first to the payment of the cost of improvement before using any part of such proceeds for any other purpose.

      (o) Flushing Property. To keep at all times the ground lease covering the Flushing Property in full force and effect.

      SECTION 5.02. Negative Covenants. So long as any portion of the Loan Obligations shall remain unpaid, the Borrower will not, or permit any other Loan Party or Subsidiary that directly or indirectly owns a Property to, at any time, without the written consent of the Lender:

      (a) Liens, Etc. Create, incur, assume or suffer to exist, or permit any Loan Party or Subsidiary to create, incur, assume or suffer to exist, any Lien on or with respect to any of its properties of any character (including, without limitation, accounts) whether now owned or hereafter acquired, or sign or file, or permit any Loan Party or Subsidiary to sign or file, under the Uniform Commercial Code of any jurisdiction, a financing statement that names the Borrower, or any Mortgagor or any Subsidiary as debtor, or sign, or permit any Loan Party or Subsidiary to sign, any security agreement authorizing any secured party thereunder to file such financing statement, or assign, or permit any Mortgagor or Subsidiary to assign any accounts or other right to receive income, excluding, however, from the operation of the foregoing restrictions the following:

            (i) Liens created by the Loan Documents or the Other Vornado Loan Documents;

            (ii) Permitted Liens;

            (iii) Liens otherwise consented to by the Lender in writing; and

            (iv) Liens created by the Loan Agreements or the other documents entered into in connection with the Loan Agreements (and any refinancings of the Construction Loan approved by Lender or any workouts or additional financings by the holders of the Construction Loan to 731 Residential LLC and/or 731 Commercial LLC).

      (b) Debt. Create, incur, assume or suffer to exist, or permit any Mortgagor or Subsidiary to create, incur, assume or suffer to exist, any Debt other than:

            (i) Debt under the Loan Documents, or the other Vornado Loan Documents;

            (ii) Subordinate Debt or subordinated indebtedness approved by the Lender;

            (iii) Debt secured by Permitted Liens; and

            (iv) The Construction Loan and any other Debt incurred pursuant to the Loan Agreements (and any refinancings of the Construction Loan approved by Lender or any workouts or additional financings by the holders of the Construction Loan to 731 Residential LLC and/or 731 Commercial LLC).

      (c) Mergers, Etc. Merge into or consolidate with any Person or permit any Person to merge into it, or permit any Loan Party or Subsidiary to do so, except that (i) any Loan Party may merge into or consolidate with any other Loan Party; provided that, in the case of any such consolidation, the Person formed by such consolidation shall be a wholly owned Subsidiary of the Borrower; provided further, that the Borrower shall pledge and grant to Lender a first priority perfected lien in and security interest on the capital stock or other equity interests of such Subsidiary owned by the Borrower to the Lender as further collateral for the Loan Obligations, and (ii) any Subsidiary or Permitted Related Owner that is not a Loan Party may merge into or consolidate with any Subsidiary or Permitted Related Owner which is not a Loan Party.

      (d) Investments in Other Persons. Purchase or acquire the obligations or stock of, or any other interest in, any Person (other than a Permitted Related Owner), except such investments as are made with surplus cash and do not expose the Borrower to any risk of loss in excess of the amount of cash invested.

      (e) Loans, etc. Make, or permit any Mortgagor or Subsidiary to make, loans to any Person, other than to the Borrower, Alexander's, a wholly owned Subsidiary or a Permitted Related Owner.

      (f) Dividends, Etc. Declare or pay any dividends, purchase, redeem, retire, defease or otherwise acquire for value any of its capital stock or any warrants, rights or options to acquire such capital stock, now or hereafter outstanding (except that Permitted Related Owners may pay dividends to the Borrower or Alexander's) return any capital to its stockholders as such, make any distribution of assets, capital stock, warrants, rights, options, obligations or securities to its stockholders as such or issue or sell any capital stock or any warrants, rights or options to acquire such capital stock (except for capital stock issued by Permitted Related Owners), or permit any of its Subsidiaries to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of the Borrower or Alexander's or any warrants, rights or options to acquire such capital stock or to issue or sell any capital stock or any warrants, rights or options to acquire such capital stock; provided, however, that nothing contained in this section shall prohibit Borrower or Alexander's from (i) paying a dividend or making a distribution in the form of, or from the proceeds of an issuance of, subordinated indebtedness or otherwise (including, without limitation, payment in cash) as may reasonably be required, based upon the advice of counsel, to enable the Borrower or Alexander's to qualify as a REIT under the Code or (ii) paying a dividend or making a distribution from the proceeds of the issuance by the Borrower or Alexander's of equity securities.

      (g) Change in Nature of Business. Make, or permit any Mortgagor to make, any material change in the nature of its business as carried on at the date hereof and will not, nor permit any Mortgagor or Subsidiary to, remove, demolish, materially alter, discontinue the use of, sell, transfer, assign, hypothecate, pledge or otherwise dispose of, except as permitted hereunder and for sales, transfers, assignments and pledges to Subsidiaries or Permitted Related Owners, any part of its assets necessary for the continuance of its business, as presently conducted and as presently contemplated, except in the normal course of business. Notwithstanding the foregoing, no Mortgagor or Subsidiary shall transfer any Property except to a Permitted Related Owner.

      (h) Charter Amendments. Amend, or permit any Mortgagor or Subsidiary to amend, its certificate of incorporation or bylaws, partnership agreement, certificate of limited partnership, operating agreement or certificate of limited liability company.

      (i) Accounting Changes. Make, or permit any Mortgagor to make or permit, any change in accounting policies or reporting practices, except as required by generally accepted accounting principles.

      (j) Amendment, Etc. of Related Documents. Except as may be required in order for the Borrower or Alexander's to qualify as a REIT under the Code, with respect to (i) the Management Agreement, (ii) the Leasing Agreement, (iii) Major Leases, (iv) the Architect's Contract (as defined in the Loan Agreements to be executed in connection with the Construction Loan), (v) the Bloomberg Lease (as defined in the Loan Agreements), (vi) the Construction Management Agreement (as defined in the Loan Agreements), (vii) the Loan Agreements and other Loan Documents and (viii) the Major Trade Contracts (as defined in the Loan Agreements), cancel or terminate or consent to or accept any cancellation or termination thereof, amend, modify or change in any material manner any term or condition thereof, waive any material default under or any material breach of any material term or condition thereof, agree in any manner to any other amendment, modification or change of any material term or condition thereof or take any other action in connection therewith that would impair the value of the interest or rights of the Borrower, Alexander's or other Subsidiary thereunder or that would impair the rights or interests of the Lender, or permit any Mortgagor or other Subsidiary to do any of the foregoing.

      (k) Future Speculative Development. Develop, or permit any Mortgagor or Subsidiary to develop, any undeveloped real property owned by the Borrower or such Mortgagor or Subsidiary in the absence of executed leases approved by Lender for more than 50% of the projected leasable space on such property; provided, that development of the Project shall be permitted.

      (l) Negative Pledge. Except in connection with (i) Existing Debt, (ii) Secured Debt permitted hereby, (iii) Subordinate Debt permitted hereby, and (iv) Permitted Liens, but only to the extent expressly permitted herein, the Borrower shall not enter into any covenant or other agreement that prevents it or could prevent it in the future from pledging, granting a security interest in, mortgaging, assigning, encumbering or otherwise creating a lien on any of its property (whether real or personal, tangible or intangible, and now owned or hereafter acquired) in favor of the Lender, or that would be breached if the Borrower were to pledge, grant a security interest in, mortgage, assign, encumber or otherwise create a lien on any of its property (whether real or personal, tangible or intangible, and now owned or hereafter acquired) in favor of the Lender.

      (m) Future Property Acquisition. Except as permitted in Section 6.01, acquire, or permit any Mortgagor or Subsidiary to acquire, any real property without the consent of the

Lender and without executing and delivering or causing such Mortgagor or Subsidiary to execute and deliver any instrument the Lender may deem necessary or desirable to effectuate such real property becoming additional security for the Loan.

      (n) Payments Under Subordinate Loan Documents. Make any payment in respect of any Subordinate Debt (i) at any time while any amount shall be due and owing under any of the Loan Documents or (ii) after the Loan shall have matured or the Lender shall have accelerated payment of the Loan pursuant to Section 7.01 or prepay any Subordinate Debt while at any time that any Loan Obligation remains unpaid.

      (o) Transfer of Properties. Transfer title to any of the Properties except to (i) any Mortgagor, (ii) any Person described in clause (a) of the definition of Permitted Related Owner, (iii) any Person described in clause (b) of the definition of Permitted Related Owner, or (iv) with respect to the 59th Street Property, 731 Commercial LLC and 731 Residential LLC or to the holders of the construction loan (or their nominee or nominees) as part of a deed in lien transaction, provided that, (x) in the case of clause (iii), a receiver of a Property sought to be transferred to such Permitted Related Owner has proposed to enter into a lease at such Property or take any other action which would materially adversely affect the Borrower's or Alexander's qualification as a REIT and the Borrower has given ten (10) days' notice to the Lender of its intention to transfer such Property to such Permitted Related Owner and (y) in the case of the 59th Street Property, residential condominium units may be sold.

      SECTION 5.03. Reporting Requirements. So long as any portion of the Loan shall remain unpaid, the Borrower will, unless the Lender shall otherwise consent in writing, furnish to the Lender:

      (a) Quarterly Financials. As soon as available and in any event within 60 days after the end of each of the first three quarters of each fiscal year, an unaudited consolidating balance sheet of the Borrower and its Subsidiaries as of the end of such quarter and consolidating statement of operations and cash flows of the Borrower and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, setting forth in each case in comparative form the corresponding figures for the corresponding period of the preceding fiscal year, all in reasonable detail and represented to be true and correct (subject to year-end audit adjustments) by the Chairman of the Board of the Borrower or other officer of the Borrower.

      (b) Annual Financials. As soon as available and in any event within 120 days after the end of each fiscal year, an unaudited consolidating balance sheet of the Borrower and its Subsidiaries as of the end of such fiscal year and an unaudited consolidating statement of operations and cash flows of the Borrower and its Subsidiaries for such fiscal year, represented to be true and correct by the Chairman of the Board of the Borrower or other officer of the Borrower.

      (c) Litigation. Promptly after the commencement thereof, notice of all actions, suits, investigations, litigation and proceedings before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting any Loan Party of the type described in Section 4.01(h), and promptly after the occurrence thereof, notice of any material adverse change in the status of the Disclosed Litigation from that described on Schedule IV.

      (d) Environmental Conditions. Promptly after the occurrence thereof, notice of any condition or occurrence on any Property that results in a material noncompliance by any Loan Party or any of its Subsidiaries with any Environmental Law or Environmental Permit or would be reasonably likely to (i) form the basis of an Environmental Action against any Loan Party or any of its Subsidiaries or any Property that could have a Material Adverse Effect or (ii) cause any Property to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law.

      (e) Financial Data for Each Property. Not later than 120 days after the end of each fiscal year, and not later than sixty (60) days after the end of each fiscal quarter, financial data in form reasonably satisfactory to the Lender relating to the operation of each of the Properties, including, without limitation, certified rent roll and summary of leases represented as true and correct by the Chairman of the Board of the Borrower or other officer of the Borrower.

      (f) Budget. To the extent required and received under the Management Agreement, not less than 30 days prior to the commencement of each fiscal year, an annual operating budget relating to the Properties for the upcoming fiscal year including, without limitation, the projected gross rental income and projected operating expenses on a line item basis, provided, however, nothing herein contained shall be deemed to require the Borrower to comply with such budgets.

      (g) Other Information. Such other information respecting the business, financial condition, operations, performance or properties of any Loan Party as the Lender may from time to time reasonably request.

      SECTION 5.04. Covenants of the Lender. (a) The Lender hereby covenants to Borrower that it will not exercise any rights, including rights exercisable upon the occurrence of an Event of Default, that it has arising from or as a result of this Credit Agreement or any related agreement to cause Borrower or any Subsidiary of Borrower or any Permitted Related Owner to (i) enter into a lease or lease amendment that either (A) provides for payments that are based, directly or indirectly (including through sub-leasing), upon the net "income or profits" of any person (as defined in Section 856(d) (2) of the Code) or (B) requires Borrower or any Subsidiary of Borrower or any Permitted Related Owner to provide a service to a tenant, other than through an independent contractor (as defined in Section 856(d)(2) of the Code), where the provision of such service by Borrower or any of its Subsidiaries or any Permitted Related Owner would cause rents received by the Borrower or any of its Subsidiaries to fail to be "rents from real property" under Section 856(d)(2) of the Code, (ii) engage in a new line of business which (A) is unrelated to the development or leasing of real property and (B) would create a substantial risk, as a result of its generation of income not described in Section 856(c)(2) or (c)(3) of the Code, that Borrower would fail to qualify as a REIT under the Code or (iii) acquire an asset that would cause Borrower to fail to satisfy the asset test of Section 856(c)(5) of the Code; provided, however, that the foregoing covenants of this
Section 5.04(a) shall not (x) preclude the Lender from collecting amounts due to the Lender under this Credit Agreement or from foreclosing on any property securing such indebtedness or (y) be deemed to have been breached or violated by the Lender as a result of any act or action (including, without limitation, the execution of a lease) made, done or taken by any receiver for any property of any Loan Party (including a receiver appointed at the request of the Lender) unless a motion to compel such act or action was made by the Lender to the court which appointed such receiver.

      (b) The Lender agrees to use reasonable efforts to preserve the confidentiality of any Confidential Information received by it from the Borrower except as required by law or court order.

      (c) The Lender shall execute and deliver a non-disturbance agreement substantially in the form of Exhibit C hereto (with such changes as the Lender may reasonably request) in connection with any lease approved by the Lender pursuant to Section 5.01(i) where the tenant is a nationally recognized credit-worthy retail tenant, provided that the tenant under such Lease shall require such non-disturbance agreement.

                                  ARTICLE VI.

                               SPECIAL PROVISIONS

      SECTION 6.01. Condemnation and Casualty. (a) In the event of any condemnation or casualty of any Property in part or in the entirety, the proceeds of such condemnation or casualty to the extent not retained or otherwise applied by the holder of the Construction Loan applied as required pursuant to any Major Lease approved by the Lender at the Property or applied by such mortgagee or in accordance with such Major Lease either to restore the improvements on such Property or to reduce the Construction Loan applied as required pursuant to any condominium declaration and/or related by-laws affecting any Property that has previously been approved by Lender to restore the improvements on such Property or applied in accordance with the Loan Documents, shall be immediately deposited by Borrower in a cash collateral account to be maintained by Borrower at a depository designated by Lender and under the sole dominion and control of Lender (the "Cash Collateral Account") pursuant to a cash collateral agreement to be entered into between Borrower, Lender and such Depository (the "Cash Collateral Agreement"); (such proceeds of condemnation so deposited being herein called "Condemnation Proceeds"; such proceeds of casualty so deposited being herein called "Casualty Proceeds"; and Condemnation Proceeds and/or Casualty Proceeds being herein called "Proceeds") and shall constitute additional collateral for the Loan Obligations.

      (b) Provided that no Default or Event of Default shall have occurred and be continuing, the Borrower shall be entitled to withdraw any Condemnation Proceeds from the Cash Collateral Account for the purpose of acquiring additional real estate assets with the consent of the Lender, which consent shall not be unreasonably withheld, provided that subject to the Loan Agreements and the Loan Documents (i) Borrower shall have delivered to Lender an appraisal for such real estate (x) for an amount at least equal to the amount of the Condemnation Proceeds sought to be withdrawn by the Borrower to purchase such real estate and (y) issued by an appraisal company and in form and substance reasonably satisfactory to the Lender; (ii) the Borrower shall have delivered to Lender environmental, engineering and such other studies, reports, documents, title reports, violation searches and other information relating to such real estate as would be generally required by the Lender in accordance with good institutional lending practices, all of which studies, reports, documents and other information shall be in form and substance reasonably satisfactory to the Lender; (iii) the Lender shall be granted a priority lien mortgage on said real estate to further secure the Guaranty (the "Additional Mortgage"); (iv) the Borrower shall have delivered to Lender a paid-up mortgage title insurance policy in favor of Lender, insuring the Additional Mortgage as a second priority mortgage on such real estate, subject to no encumbrances or other title exceptions except those title exceptions which Lender reasonably determines are acceptable based on good institutional lending practices; and (v) the Borrower shall have paid all reasonable costs and expenses of the Lender (including reasonable attorneys' fees and expenses) incurred by the Lender in connection with the review of any of the foregoing conditions.

      (c) The Borrower shall also have the right to withdraw the Condemnation Proceeds remaining in the Cash Collateral Account to pay for the cost of constructing improvements on any Property covered by any Mortgage, and the Borrower shall have the right to withdraw any Casualty Proceeds in the Cash Collateral Account to pay for the repair and restoration of improvements whose damage or destruction generated such Casualty Proceeds, provided that, in all cases subject to the Loan Agreements, any condominium declaration and/or related by-laws affecting such Property that has previously been approved by Lender, and the Loan Documents: (i) no Default or Event of Default shall be continuing; (ii) the Lender shall have approved the plans and specifications for the construction of such improvements as well as the general contract and other major contracts to be entered into by the Borrower in connection with such construction, which approval will not unreasonably be withheld; (iii) the Lender shall have received such certification and assurances as Lender shall reasonably request to assure it that the cost of constructing the improvements as shown on the plans approved by Lender does not exceed the amount of the Proceeds sought to be withdrawn by the Borrower to pay for such improvements; and (iv) the Lender may impose such further conditions and restrictions upon the disbursement of such Proceeds as the Lender deems necessary or desirable, consistent with prudent institutional construction lending practices, to assure the completion of the proposed improvements subject to no liens or encumbrances (except Permitted Liens) and in accordance with the aforesaid approved plans and all applicable laws.

      SECTION 6.02. Payment of REIT Dividends. In the event that the Borrower or Alexander's shall determine, upon the advice of counsel then generally used by Borrower or Alexander's for tax advice, that it shall be required to pay a dividend or make a distribution to stockholders in order to preserve its qualification as a REIT, whether or not the Proceeds shall have been applied as contemplated pursuant to Section 6.01(b) or (c), then, anything herein to the contrary notwithstanding, the Borrower or Alexander's may, with the consent of the Lender incur unsecured subordinated indebtedness for the purpose of paying such dividend or making such distribution or to pay such dividend or make such distribution in the form of subordinated indebtedness and/or (ii) withdraw Proceeds from the Cash Collateral Account to pay such dividend or make such distribution.

                                  ARTICLE VII.

                                EVENTS OF DEFAULT

      SECTION 7.01. Events of Default. If any of the following events ("Events of Default") shall occur and be continuing:

      (a) the Borrower shall fail to pay (i) any principal of the Loan, when the same becomes due and payable or (ii) any other payment under any Loan Document, in each case under this clause (ii) within five days after notice of the same becoming due and payable; or

      (b) any representation or warranty made by any Loan Party (or any of its officers) under or in connection with any Loan Document shall prove to have been incorrect in any material respect when made; or

      (c) the Borrower shall fail to perform or observe, in any material respect, any term, covenant or agreement contained in Section 5.02; or

      (d) except as otherwise specified in such Loan Document, any Loan Party shall fail to perform any other term, covenant or agreement contained in any Loan Document on its part to be performed or observed if such failure shall remain unremedied for 30 days after written notice (or such longer period, if any, as may be set forth in the applicable covenant or agreement) thereof shall have been given to the Borrower by the Lender; or

      (e) any Loan Party or any of its Subsidiaries shall fail to pay any principal of, premium or interest on or any other amount payable in respect of or any Subordinate Debt of such Loan Party or such Subsidiary (as the case may be), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable notice and grace period, if any, specified in the agreement or instrument relating to such Subordinate Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Subordinate Debt and shall continue after the applicable notice and grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate the maturity of such Subordinate Debt or otherwise to cause such Subordinate Debt to mature; or any such Subordinate Debt shall be declared to be due and payable or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Subordinate Debt shall be required to be made, in each case prior to the stated maturity thereof; or

      (f) any Loan Party shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against any Loan Party seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it) that is being diligently contested by it in good faith, either such proceeding shall remain undismissed or unstayed for a period of 60 days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or any substantial part of its property) shall occur; or any Loan Party shall take any corporate action to authorize any of the actions set forth above in this subsection (f); or

      (g) any judgment or order for the payment of money in excess of $500,000 shall be rendered against any Loan Party, and either (i) enforcement proceedings shall have been commenced and be continuing by any creditor upon such judgment or order or (ii) there shall be any period of 20 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

      (h) any non-monetary judgment or order shall be rendered against any Loan Party that is reasonably likely to have a Material Adverse Effect, and there shall be any period of 20 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

      (i) any material provision of any Loan Document after delivery thereof shall for any reason cease to be valid and binding on or enforceable against any Loan Party to it, or any such Loan Party shall so state in writing; or

      (j) except as otherwise permitted under Section 5.02(a), any Collateral Document after delivery thereof shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected Lien on the Collateral purported to be covered thereby with the priority of liens set forth therein;

      (k) any Event of Default (as such term is defined in any Loan Document) shall occur and be continuing;

      (l) any Event of Default (as such term is defined in any Mortgage or other loan document of the Other Vornado Loans) shall occur and be continuing; or

      (m) any Event of Default (as such term is defined in the Loan Agreements) shall occur and be continuing;

then, and in any such event, the Lender may, by notice to the Borrower, declare the Loan Obligations, together with all interest thereon and all other amounts payable under this Credit Agreement and the other Loan Documents, to be forthwith due and payable, whereupon the Notes, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to any Loan Party under the United States Bankruptcy Code, the Notes, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

                                 ARTICLE VIII.

                                  MISCELLANEOUS

      SECTION 8.01. Amendments, Etc. No amendment or waiver of any provision of this Credit Agreement or the Note, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Borrower and the

Lender, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

      SECTION 8.02. Notices, Etc. All notices and communications under this Credit Agreement shall be in writing and shall be given by either (a) hand-delivery, (b) facsimile transmission, (c) first class mail (postage prepaid), or (d) reliable overnight commercial courier (charges prepaid)

            (i)   if to the Borrower, to:

                  59th Street Corporation
                  c/o Vornado Realty Trust
                  210 Route 4 East
                  Paramus, New Jersey  07652-0910
                  Attention:  Chief Financial Officer
                  Facsimile No.: (201) 587-0600

                  with a copy to:

                  Winston & Strawn
                  200 Park Avenue
                  New York, New York 10166
                  Facsimile No.: (212) 294-4700
                  Attention:  Neil Underberg

      and         Vornado Realty Trust
                  888 Seventh Avenue
                  New York, New York 10019
                  Attention:  President
                  Facsimile No.: (212)  894-7070


            (ii)  if to the Lender, to:

                  Vornado Lending L.L.C.
                  c/o Vornado Realty Trust
                  210 Route 4 East
                  Paramus, New Jersey  07652-0910
                  Attention:  Chief Financial Officer
                  Facsimile No.: (201) 587-0600

Notice shall be deemed to have been given and received: (i) if by hand delivery, upon delivery; (ii) if by facsimile, upon transmission; (iii) if by mail, three
(3) calendar days after the date first deposited in the United States mail; and
(iv) if by overnight courier, on the date scheduled for delivery. A party may change its address by giving written notice to the other party as specified herein.

      SECTION 8.03. No Waiver; Remedies. No failure on the part of the Lender to exercise, and no delay in exercising, any right hereunder or under the Notes shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

      SECTION 8.04. Costs, Expenses. (a) The Borrower agrees to pay on demand
(i) all reasonable costs and expenses of the Lender in connection with the preparation, execution, delivery, administration, modification and amendment of the Loan Documents (including, without limitation, the reasonable fees and expenses of counsel for the Lender with respect thereto) and (ii) all reasonable costs and expenses of the Lender in connection with the enforcement of the Loan Documents, whether in any action, suit or litigation, any bankruptcy, insolvency or other similar proceeding affecting creditors' rights generally or otherwise (including, without limitation, the reasonable fees and expenses of counsel for the Lender with respect thereto).

      (b) The Borrower agrees to indemnify and hold harmless the Lender and each of their Affiliates and their officers, directors, employees, agents and advisors (each, an "Indemnified Party") from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of, or in connection with the preparation for a defense of, any investigation, litigation or proceeding arising out of, related to or in connection with (i) the transactions contemplated hereby, (ii) the actual or alleged presence of Hazardous Materials on any property or any Environmental Action relating in any way to any Loan Party or any of its Subsidiaries, (iii) disputes with any architect, general contractor, subcontractor, materialman or supplier, or on account of any act or omission to act by the Lender in connection with any Property, (iv) any untrue statement of a material fact contained in information submitted to the Lender by the Borrower or the omission of any material fact necessary to be stated therein in order to make such statement not misleading or incomplete, (v) the failure of the Borrower or any Loan Party to perform any obligations required to be performed by the Borrower or any Loan Party under any Loan Document and (vi) the ownership, construction, occupancy, operation, use or maintenance of any of the Properties, in each case whether or not the transactions contemplated hereby are consummated, except (i) to the extent such claim, damage, loss, liability or expense is found to have resulted from any Indemnified Party's gross negligence or willful misconduct. Notwithstanding the foregoing provisions of this Section 8.04(b), the Borrower shall have no obligation to indemnify any Indemnified Party against, or hold it harmless from, (i) any judgment rendered by a court of competent jurisdiction against any Indemnified Party and in favor of the Borrower, or (ii) any legal fees and expenses incurred by the Indemnified Party in defending the action brought by the Borrower which resulted in such judgment in favor of the Borrower, but the foregoing provisions of this sentence shall not diminish or otherwise affect the Borrower's liability for payment of all legal fees and expenses incurred by the Lender in enforcing the Lender's rights and remedies under any of the Loan Documents.

      (c) In case any action shall be brought against the Lender or any other Indemnified Party in respect of which indemnity may be sought against the Borrower, the Lender or such other Indemnified Party shall promptly notify the Borrower and the Borrower shall assume the defense thereof, including the employment of counsel selected by the Borrower and reasonably satisfactory to the Lender, the payment of all costs and expenses and the right to negotiate and consent to settlement. The failure of the Lender to so notify the Borrower shall not relieve the Borrower of any liability it may have under the foregoing indemnification provisions or from any liability which it may otherwise have to the Lender or any of the other Indemnified Parties except to the extent that the Borrower incurs actual expenses or suffers actual monetary loss as a result of such failure to give notice. The Lender shall have the right, at its sole option, to employ separate counsel and as long as Borrower is complying with its indemnification obligations hereunder, the fees and disbursements of such separate counsel shall be paid by Lender. The Borrower shall not be liable for any settlement of any such action effected without its consent, but if settled with the Borrower's consent, or if there be a final judgment for the claimant in any such action, the Borrower agrees to indemnify and save harmless the Lender from and against any loss or liability by reason of such settlement or judgment.

      (d) If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it under any Loan Document, including, without limitation, fees and expenses of counsel and indemnities, such amount may be paid on behalf of such Loan Party by the Lender, in its sole discretion.

      (e) The provisions of this Section 8.04 shall survive the repayment or other satisfaction of the Borrower's Obligations hereunder.

      SECTION 8.05. Merger. This Credit Agreement and the other Loan Documents constitute the sole agreement of the parties with respect to the transactions contemplated herein and therein and supersede all oral negotiations and prior writings with respect thereto.

      SECTION 8.06. Binding Effect. This Credit Agreement shall become effective when it shall have been executed by the Borrower and the Lender and thereafter shall be binding upon and inure to the benefit of the Borrower, the Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lender.

      SECTION 8.07. Lender's Discretion. Except as otherwise specified in this Credit Agreement, whenever this Credit Agreement provides that the Lender's consent or approval is required, or that any action may be taken or not taken at the Lender's option, such consent or approval may be given or not, and such action may be taken or not, in the Lender's sole discretion. Any reference in this Credit Agreement to Lender's consent or approval being required shall be deemed to refer to Lender's prior consent or approval given in writing.

      SECTION 8.08. Participations. (a) The Lender may sell participations in up to one-third of its rights and obligations under this Credit Agreement (including, without limitation, of its Loan and the Notes held by it) (the purchaser of any rights and obligations being referred to herein as a "Participant"); provided, however, that (i) the obligations of the Borrower and the Lender under this Credit Agreement and the other Loan Documents shall remain unchanged, (ii) the Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower shall continue to deliver all notices, communications and payments solely to the Lender and any such notice, communication or payment shall be valid and effective for all purposes hereunder notwithstanding any such sale of participations. Upon the sale of any participation permitted hereunder, the Borrower shall cooperate with such reasonable requests of the Lender, at the sole expense of the Lender, to sever and split the note issued hereunder among the Lender and any Participants.

      (b) The Lender may, in connection with any participation or proposed participation pursuant to this Section 8.08, disclose to the Participant or proposed Participant, any information relating to the Borrower furnished to the Lender by or on behalf of the Borrower; provided, however, that, prior to any such disclosure, the Participant or proposed Participant shall agree to preserve the confidentiality of any Confidential Information received by it from the Lender.

      (c) Notwithstanding any other provision set forth in this Credit Agreement, the Lender may at any time create a security interest in all or any portion of its rights under this Credit Agreement (including, without limitation, the Loan and the Notes held by it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.

      SECTION 8.09. Governing Law. This Credit Agreement and the Note shall be governed by, and construed in accordance with, the laws of the State of New York.

      SECTION 8.10. Execution in Counterparts. This Credit Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Credit Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Credit Agreement.

      SECTION 8.11. Waiver of Jury Trial. Each of the Borrower and the Lender hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to any of the Loan Documents, the Obligations, the Loan or the actions of the Lender in the negotiation, administration, performance or enforcement thereof. The Borrower acknowledges and agrees that this section is a specific and material aspect of this Credit Agreement and that the Lender would not extend credit to the Borrower if the waiver set forth in this section were not a part of this Credit Agreement.

      SECTION 8.12. Jurisdiction. The Borrower irrevocably appoints each and every owner, partner and/or officer of the Borrower as its attorneys upon whom may be served, by regular or certified mail at the address set forth herein, any notice, process or pleading in any action or proceeding against it arising out of or in connection with this Credit Agreement or any other Loan Document; and the Borrower hereby consents that any action or proceeding against it may be commenced and maintained in any court within the State of New Jersey or the State of New York or in the United States District Court for the District of New Jersey or the United States District Court for the Southern
District of New York by service of process on any such owner, partner and/or officer; and the Borrower agrees that the courts of the State of New Jersey and the courts for the State of New York and the courts for the United States District Court for the District of New Jersey and the courts for the United States District Court for the Southern

District of New York shall have jurisdiction with respect to the subject matter hereof and the person of the Borrower and all collateral securing the obligations of the Borrower. The Borrower agrees not to assert any defense to any proceeding initiated by the Lender in such court based upon improper venue or inconvenient forum. The foregoing shall not limit, restrict or otherwise affect the right of the Borrower or the Lender to commence any action on this Credit Agreement or any other Loan Document in any other courts having jurisdiction.

      SECTION 8.13. Continuing Enforcement. If, after receipt of any payment of all or any part of the Borrower's Obligations hereunder, the Lender is required by law in connection with insolvency, fraudulent conveyance, bankruptcy or similar proceedings to surrender such payment then this Credit Agreement and the other Loan Documents shall continue in full force and effect, and the Borrower shall be liable for, and shall indemnify defend and hold harmless the Lender with respect to the full amount so surrendered. The provisions of this Section
8.13 shall survive the termination of this Credit Agreement and the other Loan Documents and shall remain effective notwithstanding the payment of the Borrower's Obligations hereunder, the cancellation of the Notes or any other Loan Document, the release of any security interest, lien or encumbrance securing the Borrower's Obligations hereunder or any other action which the Lender may have taken in reliance upon its receipt of such payment. Any cancellation, release or other such action by the Lender shall be deemed to have been conditioned upon any payment of the Borrower's Obligations hereunder having become final and irrevocable.


                                      * * *

                         [SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.


                                          59TH STREET CORPORATION



                                          By:   /s/ Brian Kurtz
                                             -----------------------------------
                                             Name:  Brian Kurtz
                                             Title: Assistant Secretary


                                          VORNADO LENDING  L.L.C.



                                          By:   /s/ Joseph Macnow
                                             -----------------------------------
                                             Name:  Joseph Macnow
                                             Title: Executive Vice President_

                                   SCHEDULE I
                                   PROPERTIES

FLUSHING PROPERTY

Address: 136-20 through 136-30 Roosevelt Avenue, a/k/a 40-17-19 Main Street, Queens, New York

Tax Map Designation:

      Block:  5019      Lot: 5
      City:  New York   County: Queens    State: New York

59TH STREET PROPERTY

Address:    162-64 East 59th St. a/k/a 976-88 Third Ave.
            135-39 East 58th St. a/k/a 723-33 Lexington Ave.
            136-40 East 59th St. a/k/a 735-41 Lexington Ave.
            New York, New York

Tax Map Designation:
      Block:  1313      Lots:  40, 42, 43, 50
      City:  New York   County:  New York   State: New York

REGO PARK II PROPERTY

Address:    Junction Boulevard
            Rego Park, New York

Tax Map Designation:

      Block:  2080            Lot:  101


REGO PARK III PROPERTY

Address:    Junction Boulevard
            Rego Park, New York

Tax Map Designation:

      Block:  2077            Lot:  90 and 98
      Block:  2076            Lot:  50 and 63


THIRD AVENUE PROPERTY

Address:    2948-54 Third Avenue
            633 Bergen Avenue;
            2964 Third Avenue; and
            2970 Third Avenue
            Bronx, New York

Tax Map Designation:

      Section: 9   Block: 2362      Lots:  44, 72, 71, 52 & 53
      City:  New York   County:  Bronx    State:  New York

                                   SCHEDULE II
                         CONFLICTS UNDER LOAN DOCUMENTS

1.    Completing recordation and filing of the Mortgages and other documents.

                                  SCHEDULE III
                             REQUIRED AUTHORIZATIONS

1.    Recording Mortgages and making other security filings.

                                   SCHEDULE IV
                              DISCLOSED LITIGATION

1.    Claims in process in the Bankruptcy Proceeding as set forth in attached
      Schedule IV-A.

                                  SCHEDULE V(a)
                          ENVIRONMENTAL NON-COMPLIANCE

1. Environmental matters disclosed in Alexander's, Inc. quarterly report on Form 10-Q for the quarter ended September 30, 1994, et. seq.

                                  SCHEDULE V(b)
                              ENVIRONMENTAL REPORTS

Phase I Environmental Site Assessments prepared for Alexander's, Inc., 31 West 34th Street, Seventh Floor, New York, NY 10001 and prepared by Certified Engineering & Testing Company, Inc., 444 Park Avenue South, Suite 702, New York, NY 10016:

1. Roosevelt Avenue & Main Street, 136-20 Roosevelt Avenue, Flushing, New York 11354 (December 1, 1993)

2. Alexander's Department Store, 96-05 Queens Boulevard, Rego Park, New York 11374 (December 1, 1993)

3.    Third Avenue & 152nd Street, Bronx, New York (December 1, 1993)

4. East 59th Street & Lexington Ave., 731-733 & 735-741 Lexington Ave., 982-988 & 976-980 Third Ave., New York, New York 10022 (December 1, 1993)

                                   SCHEDULE VI
                       DEFAULTS UNDER MATERIAL AGREEMENTS

                                     (None)

                                  SCHEDULE VII
                            NON-COMPLIANCE WITH LAWS

                                     (None)

                                    EXHIBIT A
                                  FORM OF NOTE

                                   EXHIBIT B-1
                                FORM OF GUARANTY

                                   EXHIBIT B-2
                                FORM OF GUARANTY

                                    EXHIBIT C
                        FORM OF NON-DISTURBANCE AGREEMENT

                                    EXHIBIT D
                                FORM OF MORTGAGE

                                    EXHIBIT E
                        FORM OF ASSIGNMENT OF COLLATERAL
                         ACCOUNT AND SECURITY AGREEMENT

                                    EXHIBIT F
                             FORM OF DEPOSIT ACCOUNT
                                CONTROL AGREEMENT

                                    EXHIBIT G
                            FORM OF PLEDGE AGREEMENT

STATE OF     New York               )
                                    )   ss.:
COUNTY OF         New York          )


On the 2nd day of July, in the year 2002, before me, the undersigned, personally appeared Joseph Macnow, personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), and that by his/her/their signature(s) on the instrument, the individual(s), or the person upon behalf of which the individual(s) acted, executed the instrument.

                                    /s/ Leon T. Busteed
                                    -------------------------------------------
                                          Notary Public
                                          My commission expires: Nov. 30, 2002





                                          Leon T. Busteed

                                          Notary Public, State of New York

                                          No. 31-4721172

                                          Qualified in New York County

                                          Commission Expires on Nov. 30, 2002